EXHIBIT 5.1

Law Offices of Aaron A. Grunfeld & Associates

11111 Santa Monica Boulevard, Suite 1840

Los Angeles, California 90025

May 18, 2015

Second Sight Medical Products, Inc.

12744 San Fernando Road - Bldg. 3

Sylmar, California 91342

Re: Registration Statement on Form S-8 Filed by Second Sight Medical Products, Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Second Sight Medical Products, Inc., a California corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,787,027 shares of common stock of Second Sight Medical Products, Inc. (the “Company”), no par value, consisting of: (i) 5,290,939 shares of common stock of the Company (the “Shares”) reserved for issuance or issued under the Second Sight Medical Products 2011 Equity Incentive Plan, as amended (the “2011 Plan”), (ii) 125,000 shares of common stock reserved for issuance under the 2014 Executive Officer Option Agreement, (iii) 250,000 shares of common stock of the Company reserved for issuance under the Second Sight Medical Products 2015 Employee Stock Purchase Plan (the “2015 ESPP” and together with the 2011 Plan, and the 2014 Executive Officer Option Agreement the “Plans” and which shares of common stock of the Company are collectively referred to herein as the “Shares”) and (iii) resale by certain selling stockholders of 121,088 restricted shares of common stock of the Company issued pursuant to the 2011 Plan (the “Reoffer Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable and that (ii) the Reoffer Shares have been authorized by all necessary corporate actions of the Company, legally and validly issued, will have been fully paid, and non-assessable.

The opinion expressed herein is limited to the California Corporations Code, including the applicable provisions of the California Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws or state laws regarding fraudulent transfers, to the extent that any matter as to which our opinion would be governed by any jurisdiction other than the State of California we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Law Offices of Aaron A. Grunfeld & Associates